                                                                                       Exhibit 12.1
                                                                                       ------------

                                   DUTY FREE INTERNATIONAL, INC.
                         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (in thousands, except ratios)
                                                                    Year Ended January
                                                  --------------------------------------------------------
                                                     1996        1995        1994        1993        1992
                                                  ---------    --------    --------    --------   --------

Earnings (loss) before income taxes                $25,389     ($31,149)   $43,082      $49,786    $48,765

Adjustments:
  Interest expense on borrowed funds                8,658        8,878      1,495        1,044      5,657
  Interest portion of rental expense
     (deemed to be one-third of rental expense)     9,591        8,620      7,990        7,842      7,201
  Amortization of deferred financing costs            185          185         31           25        153
  Undistributed earnings of less than
     50% owned investees                             (270)        (100)      (214)        (170)       (89)
                                                  ---------    --------    --------    --------   --------
Earnings available for fixed charges/(Deficit)      43,553      (13,566)    52,384       58,527     61,687
                                                  ---------    --------    --------    --------   --------

Fixed Charges:
  Interest expense on borrowed funds                8,658        8,878      1,495        1,044      5,657
  Interest capitalized                                  -          309          -            -          -
  Interest portion of rental expense                9,591        8,620      7,990        7,842      7,201
  Amortization of deferred financing costs            185          185         31           25        153
                                                  ---------    --------    --------    --------   --------
                                                    18,434       17,992      9,516        8,911     13,011
                                                  ---------    --------    --------    --------   --------

Earnings to cover fixed charges/(Deficit)          $25,119     ($31,558)   $42,868      $49,616    $48,676
                                                  ---------    --------    --------    --------   --------
                                                  ---------    --------    --------    --------   --------

Ratio of earnings to fixed charges                    2.36        N/A(1)      5.50         6.57       4.74
                                                  ---------    --------    --------    --------   --------
                                                  ---------    --------    --------    --------   --------


(1)  Earnings available for fixed charges needed to bring the ratio to 1.00 was $17,992.
/TABLE
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